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                                                                   Exhibit 23.7

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of Leucadia National Corporation for the public offering of $350,000,000 of 3 3/4% Convertible Senior Subordinated Notes, of our reports, dated January 16, 2004, with respect to the financial statements of EagleRock Capital Partners (QP), LP as of December 31, 2003 and 2002 and for the years then ended, and EagleRock Master Fund as of December 31, 2003 and 2002, and for the year and period then ended, included in the Leucadia National Corporation 2003 Form 10-K, filed with the Securities and Exchange Commission.

/s/ BDO Seidman, LLP

BDO Seidman, LLP


New York, New York
August 9, 2004